Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Citi Trends, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-125611 and 333-181609) on Form S-8 of Citi Trends, Inc. of our reports dated April 3, 2017, with respect to the consolidated balance sheets of Citi Trends, Inc. and subsidiary as of January 28, 2017 and January 30, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years ended January 28, 2017, January 30, 2016 and January 31, 2015, and the effectiveness of internal control over financial reporting as of January 28, 2017, which reports appear in the January 28, 2017 annual report on Form 10-K of Citi Trends, Inc.

/s/ KPMG LLP

Jacksonville, Florida
April 3, 2017
Certified Public Accountants